Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RUTHIGEN, INC.

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

Ruthigen, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify:

FIRST:                 That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Amended and Restated Certificate of Incorporation (the “Charter”) to undertake a reverse stock split on a 1-for-2.5 basis with respect to the Corporation’s outstanding common stock, par value $0.0001 per share; (ii) declaring such amendment to be advisable; and (iii) directing that the appropriate officers of the Corporation solicit the approval of the Corporation’s stockholders for such amendment.

SECOND:            That upon the effectiveness of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”), the Charter is hereby amended by revising Article FOURTH to include a new paragraph D as follows:

“D. Reverse Stock Split.

1. Effective at 4:06 PM, Eastern Time, on June 15, 2015 (the “Split Effective Time”), every two and one-half shares of Common Stock issued and outstanding as of the Split Effective Time were automatically, and without action on the part of the stockholders, converted and combined into one validly issued, fully paid and non-assessable share of Common Stock (the “2015 Reverse Split”). In the case of a holder of shares not evenly divisible by two and one-half, such holder received an additional share of Common Stock in lieu of a fractional share of Common Stock. As of the Split Effective Time and thereafter, a certificate(s) representing shares of Common Stock prior to the 2015 Reverse Split is deemed to represent the number of post-2015 Reverse Split shares into which the pre-2015 Reverse Split shares were converted.”

THIRD:               This Certificate of Amendment has been duly approved by the Board of Directors of the Corporation in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

FOURTH:            This Certificate of Amendment has been duly approved by the holders of the requisite number of shares of capital stock of the Corporation, in accordance with the applicable provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware and the applicable provisions of the Charter, and written notice of such action will be given to the holders of such shares of capital stock who did not so approve, in each case in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FIFTH:                  This document becomes effective on June 15, 2015 at 4:02 PM, Eastern Time.

[ Remainder of Page Intentionally Left Blank ]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Hojabr Alimi, its Chief Executive Officer, this 12th day of June 2015.

RUTHIGEN, INC.,
a Delaware corporation

By:	/s/ Hojabr Alimi
Hojabr Alimi,
Chief Executive Officer

Signature Page to

Certificate of Amendment to

Amended and Restated Certificate of Incorporation of

Ruthigen, Inc.